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                                                                   EXHIBIT 23(b)

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Prospectus constituting part of the Registration Statements on Form S-3 (Nos. 33-54249 and 33-59141), and Form S-4 (No. 333-19335), and the Registration Statements on Form S-8 (Nos. 33-49872; 33-53267; 33-62469; 333-04161; 333-64795; 333-69147;
333-69145; and 333-19335-01) of Newmont Mining Corporation of our report dated February 1, 1997, except for the fifth paragraph of Note 1, which is as of march 10, 1997, pertaining to the consolidated financial statements of Santa
Fe Pacific Gold Corporation and Subsidiaries appearing in Newmont Mining Corporation's Annual Report on Form 10-K for the year ended December 31, 1998. It should be noted, however, that such financial statements are not included in such Annual Report on Form 10-K.



PricewaterhouseCoopers LLP
Phoenix, Arizona
March 30, 1999